Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Qwest Corporation:

We consent to the use of our report dated February 27, 2015, with respect to the consolidated balance sheets of Qwest Corporation and subsidiaries as of December 31, 2014 and 2013, and the related consolidated statements of operations, cash flows, and stockholder’s equity for each of the years in the three-year period ended December 31, 2014, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the registration statement.

/s/ KPMG LLP

Shreveport, Louisiana

March 2, 2015